Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form N-2 No. 333-255478) of Crescent Capital BDC, Inc. and in the related Prospectus of our report dated February 23, 2022, with respect to the consolidated financial statements of Crescent Capital BDC, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2021.

/s/ Ernst & Young LLP

Los Angeles, California
February 23, 2022